August 5, 1999

                                                                     Exhibit 5.1

Ball Corporation
10 Longs Peak Drive
Broomfield, Colorado  80021-2510

Gentlemen:

I refer to the registration statement of Ball Corporation (the "Company") on Form S-8 proposed to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 1,000,000 shares (the "Shares") of the Company's common stock and the associated rights (the "Rights") pursuant to the Ball Common Stock Fund offered through the Ball Corporation Salary Conversion and Employee Stock Ownership Plan (hereinafter called the "Plan").

I am familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents, and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

2. The Ball Corporation Salary Conversion and Employee Stock Ownership Plan was adopted by Ball Corporation.

3. When the registration statement on Form S-8 becomes effective and the certificates representing Shares and Rights are duly executed, countersigned, registered, and delivered, the Shares issued by the Company pursuant to the Ball Common Stock Fund will be legally issued, fully paid, and nonassessable and the Rights will be duly authorized and legally issued.

4.   The Plan has been duly qualified with the Internal Revenue Service.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement and the reference to me under the heading of "Interests of Named Experts and Counsel" in the Registration Statement prepared by the Company.

Very truly yours,

/s/ Robert W. McClelland

Robert W. McClelland